EXHIBIT 99.1

American River Bankshares Reports First Quarter 2021 Results

SACRAMENTO, Calif., April 19, 2021 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $2.6 million, or $0.45 per diluted share for the first quarter of 2021 compared to $1.4 million, or $0.24 per diluted share for the first quarter of 2020.

“Despite the challenges our markets continue to face due to COVID-19, we are optimistic that better days are ahead. The restrictions in our markets are easing and the vaccine distribution is accelerating,” said David E. Ritchie, Jr., President and Chief Executive Officer. “This optimism is further accentuated by the increased profitability, deposit growth, and excellent credit quality that we experienced in the first quarter of 2021.”

Financial Highlights

  Net loans decreased $3.1 million (0.7%) and deposits increased $44.4 million (6.0%) during the first quarter of 2021. Net loans increased $80.7 million (20.8%) from March 31, 2020 to March 31, 2021. Deposits increased $185.4 million (30.7%) from March 31, 2020 to March 31, 2021.   Much of the growth in loans over the past twelve months is related to loans funded under the Paycheck Protection Program (“PPP”). These PPP loans directly benefitted the businesses and their employees in our local communities.   Excluding PPP loans, gross loans decreased $4.7 million (1.1%) from $424.7 million at December 31, 2020 to $420.0 million at March 31, 2021 and increased $25.7 million (6.5%) from $394.3 million at March 31, 2020.

  The first quarter 2021 net interest margin was 3.58%, compared to 3.46% for the fourth quarter of 2020 and 3.75% for the first quarter of 2020.

  Net interest income was $7.1 million in the first quarter of 2021, compared to $6.2 million in the first quarter of 2020.

  Pretax, pre-provision income increased $1.2 million (51.0%) to $3.7 million in the first quarter of 2021, compared to $2.4 million in the first quarter of 2020.

  The allowance for loan and lease losses was $6.7 million (1.41% of total loans and leases) at March 31, 2021, compared to $6.6 million (1.39% of total loans and leases) at December 31, 2020 and $5.6 million (1.43% of total loans and leases) at March 31, 2020. There were no nonperforming loans at March 31, 2021, December 31, 2020 and March 31, 2020.

  Shareholders’ equity was $92.9 million at March 31, 2021 compared to $93.1 million at December 31, 2020. Tangible book value per share was $12.84 at March 31, 2021 compared to $12.93 at December 31, 2020. Book value per share was $15.58 per share at March 31, 2021 compared to $15.68 per share at December 31, 2020.

  The Company continued the quarterly cash dividend program by paying a $0.07 per share cash dividend on February 17, 2021.

  The Company continues to maintain strong capital ratios. At March 31, 2021 the Leverage ratio was 8.5% compared to 8.3% at December 31, 2020; the Tier 1 Risk-Based Capital ratio was 15.5% compared to 15.0% at December 31, 2020; and the Total Risk-Based Capital ratio was 16.7% compared to 16.2% at December 31, 2020.

Northern California Economic Update, March 31, 2021.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties. Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., YCharts, and the State of California Employment Development Department.

The commercial real estate and employment data below, primarily covering years 2018 through 2020, reflects mostly positive trends in the markets served by the Bank. 2019 commercial real estate results reflect some slight signs of slowing when compared to year-end 2018. Unemployment for the month of December 2019 decreased when compared to year-end 2018. As of December 31, 2020, unemployment increased when compared to year over year results, in all of the market areas of the Bank, due in large part to the COVID-19 pandemic which has persisted for much of 2020 and continuing into 2021. Although unemployment in the State of California was higher at December 31, 2020 compared to December 31, 2019, unemployment shows a decreasing trend in early 2021, ending February 2021 at 8.4%.

The Bank’s management continues to closely monitor the ongoing economic effects of the COVID-19 pandemic, including temporary and permanent business closures, increased unemployment, and the disruption of supply chains for construction. Unemployment has stabilized as businesses have begun to reopen while the commercial real estate market begins to recover as the vaccine continues to be administered.

Commercial Real Estate. In the Greater Sacramento Area, when comparing fourth quarter 2019 to fourth quarter 2018, commercial real estate vacancies improved, or stayed the same, in all segments. Office vacancy decreased from 14.0% to 13.8%, retail vacancy remains at 7.8%, and industrial vacancy decreased from 4.7% to 4.6%. Vacancy rates have increased for the office segment for the fourth quarter 2020, increasing to 14.9%, a 110 bps year over year increase with industrial vacancy rates increasing to 5.5%, a 70 bps increase year over year.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2019. Comparing fourth quarter 2019 to fourth quarter 2018, commercial real estate office vacancy remained at 12.3%, retail vacancy decreased from 4.5% to 4.3%, and industrial vacancy decreased from 4.8% to 4.7%. As of the fourth quarter 2020, both industrial and office vacancy increased compared to 2019, with industrial vacancy of 5.7% and office of 13.9%. In line with industrial and office vacancy, retail vacancy also increased to 7.7%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2018 through December 31, 2019. Some fluctuation occurred in 2019 but as of December 31, 2019 absorption was a positive 129,414 square feet (SF) for office, 568,000 SF for retail, and 120,000 SF for industrial. For the fourth quarter of 2020, office space decreased while industrial space increased; office had net loss of 466,000 SF and industrial had a net absorption of 1,969,000 SF. Overall, for the year 2020, office had a net loss of 494,000 SF while industrial had a net absorption of 2,660,000 SF which was more than 3 times as high as 2019. Major drivers of occupancy gains in industrial space come from retailers Walmart and Amazon which have seen increased business during the COVID-19 pandemic.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2018 through most of 2019, with mixed results by the end of the third quarter 2019 as it was negative 45,441 SF in Sonoma County and a positive 44,143 SF in Santa Rosa. As the COVID-19 pandemic has continued for the past year, office space for Sonoma County and the City of Santa Rosa reported decreased absorption. For the fourth quarter 2020, the office sector lost 185,000 SF in Sonoma County with Santa Rosa totaling a loss of 136,000 SF of the total 185,000 SF.

Industrial absorption in Sonoma County was also positive through third-quarter 2018, however, experienced an increasingly negative absorption since that time. During the third quarter 2019, some improvement was made, however, absorption was still a negative 71,923 SF. As of fourth quarter 2019, industrial absorption improved further to a positive 18,599 SF. In the City of Santa Rosa, industrial absorption began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF. As of September 30, 2019, absorption was a negative 6,876 SF, however, improved as of December 31, 2019 to a positive 81,630 SF. Despite the COVID-19 pandemic, trends for industrial in Sonoma County continued to be positive. For the fourth quarter 2020, industrial absorbed a net 12,000 SF.

In the Greater Sacramento area, commercial lease rates overall have remained stable from December 31, 2018 through December 31, 2019 with lease rates as follows--office: $1.99/SF; retail: $1.41/SF, and industrial: $0.57/SF. The fourth quarter 2020 reported average lease rates for office increased to $2.07/SF a 3.9% increase year over year and industrial increased to $0.58/SF a 1.1% increase year over year. Retail lease rates are not available at this time.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2018 ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross. As of second quarter 2019, office rental rates ranged from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for Class B. Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis). Retail rental rates ranged from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers. Subsequent data for Santa Rosa is no longer available nor is there any retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above, or thereafter.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint. There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family. The Bank’s multi-family loan portfolio is widely spread geographically throughout California. Sacramento data is currently being used below as it is the Bank’s largest concentration, however, as multi-family loans become more concentrated in other major areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from March 31, 2018 through December 31, 2019. The highest occupancy rate within this time range was in third quarter 2019 at 96.9%, and the lowest was first quarter 2018 at 96.3%. As of fourth quarter 2019, occupancy was at 96.5%. Monthly lease rates during this period ranged from $1,367 in first quarter 2018 to $1,495 in fourth quarter 2019. As of the third quarter 2020, occupancy totaled 97.3% and lease rates increased to $1,563. The report for the fourth quarter is not yet available.

The trailing 12-month cap rate from first quarter 2018 through fourth quarter 2019, ranged with some fluctuation from a high of 5.8% in fourth quarter 2019 to a low of 4.8% in the second quarter 2019. As of first quarter 2020, the 12-month cap rate was 5.3%. As of second quarter 2020, the 12-month cap rate is no longer available from the Bank’s normal sources.

Employment. National unemployment, which reached a high of 10.0% at October 31, 2009, had dropped steadily over the years and stabilized. However, the recent global COVID-19 pandemic facing the nation has had a sudden and tremendous impact on unemployment. As of December 31, 2020, the national unemployment rate was 6.7%, an increase compared to February 2020’s 3.9% unemployment rate but a sharp decrease from a high in April 30, 2020 of 14.7% at the start of the pandemic.

California unemployment was 4.4% at December 31, 2017. As of December 2018 and December 2019, the rate decreased further to 4.3% and 3.9% respectively. The California unemployment rate increased to 9.3% as of December 2020. The unemployment rate has improved from a high in April 2020 of 16.2% due to the COVID-19 pandemic. The number of employed Californians increased during years 2017 and 2018, and slowed at year-end 2019. There were 18.7 million at the end of years 2018 and 2019. As of December 2020, the number of employed Californians decreased since year-end 2019 by 1.7 million jobs to 17.0 million.

All three of the Bank’s markets reported positive unemployment rate results from year-end 2017 to year-end 2019 with an increase in unemployment in 2020 due to the COVID-19 pandemic. When comparing December 31, 2017 to December 31, 2018, unemployment rates increased slightly from 3.9% to 4.0% in the Sacramento MSA and decreased from 2.9% to 2.6% in the Santa Rosa-Petaluma MSA. As of December 31, 2019, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.2% and 2.4%, respectively. Over the same period, Amador County’s unemployment has improved decreasing to 4.3% at December 31, 2017, 4.0% at December 31, 2018, and 3.6% at December 31, 2019.

For December 2020, unemployment rates increased in all areas compared to year-end 2019 as follows: Sacramento MSA increased from 3.2% to 7.6%, Santa-Rosa-Petaluma MSA increased from 2.4% to 6.6%, and Amador County from 3.6% to 8.1%. All three areas of the bank have continued to show improvement in unemployment since April/May 2020, the beginning of the COVID-19 pandemic, but still higher than year-end 2019.

Job growth was positive in all of the Bank’s markets prior to the COVID-19 pandemic. As of December 2019, the number employed decreased slightly in the Sacramento MSA and Santa Rosa MSA, 0.19% and 0.39% respectively, while Amador County increased the number employed 2.08%. Job growth decreased as of December 2020 compared to December 2019 due to the COVID-19 pandemic.

Compared to the number employed in the Sacramento MSA employment decreased by 64,000 jobs or 5.96% from December 2019, Santa Rosa MSA lost 33,000 jobs or 12.97% compared to December 2019, and Amador County lost 1,180 jobs or 8.27% compared to December 2019. However, the December 2020 results reflect an increase in job growth for all three areas compared to May 2020. The number employed in the Sacramento MSA increased by 93,000 jobs or 10.11% from May 2020, Santa Rosa MSA gained 48,600 jobs or 25.88% compared to May 2020, and Amador County gained 1,290 jobs or 10.83% compared to May 2020. Although the local economy continues to be impacted by the COVID-19 pandemic, unemployment for the Bank’s market area shows improvement as businesses are allowed to reopen with case numbers decreasing across the region.

California, as a whole, showed a decrease in employment numbers year over year between February 2020 and February 2021 with a decrease of 1,253,500 jobs. Although employment was down year over year, between January 2021 and February 2021, the number of Californians with jobs increased by 345,600 for a total of 17,334,300. All markets of the Bank showed a similar trend as the statewide trend. The Sacramento MSA had a year over year decrease of 64,300 jobs in 2020, or 6.2%, this decrease continued into January 2021 with a decrease of 16,200 jobs but increased by 9,100 in February as restrictions began to ease. The unemployment rate in the Sacramento MSA was 7.2% as of February 2021. The Santa Rosa MSA had a year over year decrease in jobs of 27,400 or 12.7%, this decrease continued into January 2021 with a decrease of 4,600 jobs but increased by 3,200 in February 2021, and had an unemployment rate of 6.4% as of February 2021. Amador County had a year over year decrease of 750 jobs or 5.3% and an increase of 310 jobs during January and February 2021, and had an unemployment rate of 7.9% as of February 2021.

Balance Sheet Review

American River Bankshares’ assets totaled $916.1 million at March 31, 2021, compared to $869.0 million at December 31, 2020, and $716.1 million at March 31, 2020.

Net loans totaled $468.7 million at March 31, 2021, compared to $471.9 million at December 31, 2020, and $388.0 million at March 31, 2020.

The loan portfolio at March 31, 2021 included: real estate loans of $350.9 million (73% of the portfolio), Paycheck Protection Program Loans (“PPP”) of $57.5 million (12% of the portfolio), commercial loans of $36.5 million (8% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $32.6 million (7% of the portfolio). The real estate loan portfolio at March 31, 2021 includes: owner-occupied commercial real estate loans of $84.8 million (24% of the real estate portfolio), investor commercial real estate loans of $163.9 million (47% of the real estate portfolio), multi-family real estate loans of $45.3 million (13% of the real estate portfolio), construction and land development loans of $25.2 million (7% of the real estate portfolio) and residential real estate loans of $31.7 million (9% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans and leases, other assets, and other real estate owned (“OREO”). Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. There were $800,000 in NPAs at March 31, 2021 and at December 31, 2020 compared to $846,000 at March 31, 2020. The NPAs to total assets ratio remained at 0.09% at March 31, 2021 from December 31, 2020 and decreased from 0.12% at March 31, 2020.

The lone NPA at March 31, 2021 and at December 31, 2020 was an OREO property totaling $800,000 compared to a balance of $846,000 at March 31, 2020. During the fourth quarter of 2020, the book value of this OREO property was written down by $46,000 to $800,000 from $846,000 due to an updated appraisal. At March 31, 2021, December 31, 2020 and March 31, 2020 there was no valuation allowance for OREO properties.

Loans measured for impairment were $7.0 million at the end of March 2021, consistent with December 31, 2020, and a decrease from $7.5 million at the end of March 2020. Specific reserves of $109,000 were held on the impaired loans at March 31, 2021, compared to $112,000 at December 31, 2020 and $134,000 at March 31, 2020. There was no provision for loan and lease losses in the first quarter of 2021 compared to $35,000 in provision for the fourth quarter of 2020 and $495,000 for the first quarter of 2020. The additions to the loan and lease loss allowance in 2020 were due to the anticipated economic impact of the COVID-19 pandemic and expected volatility in loan payments. The Company had net recoveries of $68,000 in the first quarter of 2021 compared to net charge-offs of $23,000 in the fourth quarter of 2020 and net recoveries of $4,000 in the first quarter of 2020. The Company continues to gather the latest information available to perform and update its impairment analysis. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update the impairment analysis, which could lead to further charges to the ALLL. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

During 2020, the Company diligently worked with our borrowers to provide loan payment relief to those affected by the COVID-19 pandemic. At June 30, 2020, there were 107 such arrangements totaling $96,465,000. During the third quarter of 2020, two additional arrangements were made, four loans were paid in full, and 70 loans began to make their regularly scheduled loan payments. During the fourth quarter on 2020, all deferred loans that were scheduled to begin paying during the quarter made their contractual payments, with the exception of two loans, a $25,000 commercial loan that was charged off and a $3.6 million commercial real estate loan that was provided a second loan payment deferral. At December 31, 2020, the Company had two such payment deferral arrangements remaining totaling $4.9 million. During the first quarter of 2021, both of the loan deferrals began making their scheduled payments and one additional loan, in the amount of $2.0 million, was granted a three-month interest only arrangement and is scheduled to resume contractual payments in the second quarter of 2021. There were no loans that were provided deferrals that were past due 30 days or more as of March 31, 2021.

During 2020, the Company funded 477 PPP loans totaling $80.2 million. As of March 31, 2021, 167 of these loans, totaling $32.0 million remained, with the difference being loans forgiven or paid down. During the first quarter of 2021, the Company funded an additional 201 PPP loans totaling $25.5 million, bringing the total number to 368 and the total balance to $57.5 million, as of March 31, 2021. The unamortized processing fees related to these PPP loans was $1.4 million, $458,000 of which related to PPP loans funded in 2020 and $896,000 related to PPP loans funded in 2021.

Investment securities, which excludes $4.2 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $301.6 million at March 31, 2021, a decrease of 1.7% from $307.0 million at December 31, 2020 and an increase of 17.9% from $255.9 million at March 31, 2020. At March 31, 2021, the investment portfolio was comprised of 92% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 6% obligations of states and political subdivisions, and 2% corporate bonds.   The expansion in the investment portfolio from March 31, 2020 to March 31, 2021 was primarily to capitalize on the increased deposit growth during the same time period.

At March 31, 2021, total deposits were $788.6 million, compared to $744.2 million at December 31, 2020 and $603.1 million one year ago. Deposits increased $44.4 million (6.0%) to $788.6 million at March 31, 2021 from $744.2 million at December 31, 2020 and increased $185.4 million (30.7%) from $603.1 million at March 31, 2020.

At March 31, 2021, noninterest-bearing demand deposits accounted for 43% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 24% and time certificates were 9% of total deposits. At March 31, 2020, noninterest-bearing demand deposits accounted for 38% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 12%, money market balances accounted for 27% and time certificates were 12% of total deposits.

Shareholders’ equity decreased $204,000 (0.2%) to $92.9 million at March 31, 2021 compared to $93.1 million at December 31, 2020. The decrease in equity from December 31, 2020 was due to a $2.5 million decrease in accumulated other comprehensive income related to a decrease in the unrealized gain on securities, a $2.2 million increase in Retained Earnings due to the net income for the quarter less cash dividends declared, and a $105,000 increase in common stock from equity compensation.

Net Interest Income

The net interest income during the first quarter 2021 increased $944,000 (15.3%) to $7.1 million from $6.2 million in the first quarter of 2020 and the net interest margin as a percentage of average earning assets was 3.58% in the first quarter of 2021, compared to 3.46% in the fourth quarter of 2020 and 3.75% in the first quarter of 2020. Interest income for the first quarter of 2021 increased $639,000 (9.5%) to $7.4 million compared to $6.7 million in the first quarter of 2020.

The average tax equivalent yield on earning assets decreased from 4.06% in the first quarter of 2020 to 3.69% for the first quarter of 2021. Much of the decrease in yields from the first quarter of 2020 to the first quarter of 2021 can be attributed to new loans and investment securities funded in an overall lower interest rate environment and an increase in cash held in interest-bearing deposits in banks during this low rate environment. The average balance of interest-bearing deposits in banks increased $22.0 million (255.6%) from $8.6 million to $30.6 million for the first quarter of 2021, while the yield decreased from 1.59% to 0.11% during that same time period. The average balance of taxable loans increased $89.2 million (23.9%) from $372.8 million to $462.0 million for the first quarter of 2021, while the yield decreased from 5.01% to 4.92% during that same time period.

The average balance of earning assets increased $144.3 million (21.5%) from $670.0 million in the first quarter of 2020 to $814.3 million in the first quarter of 2021.

Interest expense for the first quarter of 2021 decreased $305,000 (57.9%) to $222,000 compared to $527,000 for the first quarter of 2020. The decrease in interest expense is related to a reduction in some higher rate time deposits and an increase in interest checking and money market deposits. As time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking and money market accounts. Average time deposits increased $3.5 million (4.9%) from $70.8 million during the first quarter of 2020 to $74.3 million during the first quarter of 2021 and the cost of those funds decreased from 1.30% to 0.51% during that same time period. Average interest checking and money market deposits increased $36.7 million (15.9%) from $230.2 million to $266.9 million in that time period while their cost of funds decreased from 0.36% to 0.09%. The average cost of funds decreased from 0.54% in the first quarter of 2020 to 0.20% in the first quarter of 2021. Average borrowings increased $3.8 million (22.4%) from $17.0 million during the first quarter of 2020 to $20.8 million during the first quarter of 2021 while the cost of funds decreased from 2.06% to 1.21% in that period, partially due to a zero percent rate, $5 million “Recovery Advance” offered by the Federal Home Loan Bank to help member banks alleviate some funding concerns related to pandemic.

Noninterest Income and Expense

Noninterest income for the first quarter of 2021 was $591,000, an increase of $139,000 (30.8%) from $452,000 in the first quarter of 2020. The increase in noninterest income was predominately related to an increase in gain on sale of securities from $38,000 in 2020 to $172,000 in 2021.

Noninterest expense decreased $153,000 (3.6%) from $4.2 million for the first quarter of 2020 to $4.1 million in the first quarter of 2021. The decrease is primarily due to a decrease in salaries and employee benefits of $103,000 (3.6%) due to an increase in deferral of direct loan costs, which reduced salary expense. Each PPP loan that was recorded had an associated cost. The total cost for all of the PPP loans funded during the first quarter of 2021 was $140,700, compared to zero in the first quarter of 2020. The decrease in noninterest expense is also due to a decrease in other expenses of $70,000 (7.6%) from $920,000 to $850,000, which includes costs such as insurance, advertising, director expenses, technology and telephone expenses, and bank charges. The largest decrease within the other expenses category continues to be in the business development area. Business development decreased $21,000 (57.4%) from $37,000 in 2020 to $16,000 in 2021. Much of this decrease is related to the shelter in place order within our markets reducing the number of business development opportunities and events.

The fully taxable equivalent efficiency ratio for the first quarter of 2021 decreased to 52.3% from 63.0% for the first quarter of 2020.

Provision for Income Taxes

Federal and state income taxes for the quarter ended March 31, 2021 increased by $516,000 (103.8%) from $497,000 in the first quarter of 2020 to $1.0 million in the first quarter of 2021. The higher provision for taxes in 2021 compared to 2020 primarily resulted from a lower level of tax benefits from tax-exempt investments and an increase in taxable income in 2021.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We provide financial expertise and exceptional service to complement a full suite of banking products and services to meet the needs of the communities we serve. For more information, call (800) 544-0545 or visit our website at AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan losses and income taxes (pretax, pre-provision income) adds back both the provision for loan losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2020and 2021 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments. The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue. The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31	December 31	March 31
ASSETS	2021	2020	2020
Cash and due from banks	$18,927	$14,030	$15,272
Federal funds sold	-	-	-
Interest-bearing deposits in banks	78,871	28,479	11,400
Investment securities	301,638	306,978	255,864
Loans:
Commercial	36,496	38,976	42,887
Paycheck Protection Program loans ("PPP")	57,486	55,546	-
Real estate:
Commercial	248,660	251,348	216,291
Multi-family	45,254	48,760	52,082
Construction	25,242	18,424	20,871
Residential	31,749	32,329	29,136
Agriculture	6,034	6,091	6,411
Consumer	26,595	28,804	26,660
	477,516	480,278	394,338
Deferred loan origination fees, net	(2,102)	(1,797)	(657)
Allowance for loan losses	(6,696)	(6,628)	(5,637)
Loans, net	468,718	471,853	388,044
Bank premises and equipment, net	956	1,002	996
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,212	4,212	4,259
Other real estate owned, net	800	800	846
Accrued interest receivable and other assets	25,620	25,316	23,051
	$916,063	$868,991	$716,053

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$339,714	$330,095	$229,793
Interest checking	94,126	82,045	67,444
Money market	186,086	175,541	162,184
Savings	93,622	87,315	72,800
Time deposits	75,021	69,181	70,915
Total deposits	788,569	744,177	603,136
Short-term borrowings	7,000	7,000	5,000
Long-term borrowings	13,787	13,787	10,500
Accrued interest and other liabilities	13,816	10,932	10,563
Total liabilities	823,172	775,896	629,199

SHAREHOLDERS' EQUITY
Common stock	31,066	30,961	30,634
Retained earnings	58,209	55,978	51,600
Accumulated other comprehensive income	3,616	6,156	4,620
Total shareholders' equity	92,891	93,095	86,854
	$916,063	$868,991	$716,053

Ratios:
Nonperforming loans to total loans	0.00%	0.00%	0.00%
Net (recoveries) chargeoffs to average loans (annualized at March 31,
2021 and 2020)	-0.06%	0.01%	0.00%
Allowance for loan losses to total loans	1.41%	1.39%	1.43%
Allowance for loan losses to total non PPP loans	1.60%	1.56%	1.43%

American River Bank Capital Ratios:
Leverage Capital Ratio	8.53%	8.37%	9.50%
Common Equity Tier 1 Risk-Based Capital	15.62%	15.10%	15.47%
Tier 1 Risk-Based Capital Ratio	15.62%	15.10%	15.47%
Total Risk-Based Capital Ratio	16.87%	16.36%	16.72%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.46%	8.29%	9.40%
Tier 1 Risk-Based Capital Ratio	15.47%	14.96%	15.31%
Total Risk-Based Capital Ratio	16.72%	16.21%	16.56%

Nonperforming loans	-	-	-
Nonperforming assets	800	800	846

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2021	2020	Change
Interest income	$7,354	$6,715	9.5%
Interest expense	222	527	(57.9)%
Net interest income	7,132	6,188	15.3%
Provision for loan losses	-	495	-%
Noninterest income:
Service charges on deposit accounts	164	155	5.8%
Gain on sale of securities	172	38	352.6%
Other noninterest income	255	259	(1.5)%
Total noninterest income	591	452	30.8%
Noninterest expense:
Salaries and employee benefits	2,762	2,865	(3.6)%
Occupancy	259	256	1.2%
Furniture and equipment	134	143	(6.3)%
Federal Deposit Insurance Corporation assessments	54	27	100.0%
Expenses related to other real estate owned	4	5	(20.0)%
Other expense	850	920	(7.6)%
Total noninterest expense	4,063	4,216	(3.6)%
Income before provision for income taxes	3,660	1,929	89.7%
Provision for income taxes	1,013	497	103.8%
Net income	$2,647	$1,432	84.8%

Basic earnings per share	$0.45	$0.24	87.5%
Diluted earnings per share	$0.45	$0.24	87.5%

Net interest margin as a percentage of
average earning assets	3.58%	3.75%

Average diluted shares outstanding	5,921,603	5,883,576

Operating Ratios (annualized):
Return on average assets	1.21%	0.80%
Return on average equity	11.54%	6.77%
Return on average tangible equity	14.00%	8.38%
Efficiency ratio (fully taxable equivalent)	52.29%	62.96%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2021	2020	2020	2020	2020
Interest income	$7,354	$7,155	$7,055	$6,975	$6,715
Interest expense	222	265	335	455	527
Net interest income	7,132	6,890	6,720	6,520	6,188
Provision for loan losses	-	35	445	545	495
Noninterest income:
Service charges on deposit accounts	164	119	115	111	155
Gain on sale of securities	172	-	-	-	38
Other noninterest income	255	245	259	225	259
Total noninterest income	591	364	374	336	452
Noninterest expense:
Salaries and employee benefits	2,762	2,937	2,889	2,511	2,865
Occupancy	259	258	258	259	256
Furniture and equipment	134	136	140	139	143
Federal Deposit Insurance Corporation assessments	54	69	62	49	27
Expenses related to other real estate owned	4	54	4	18	5
Other expense	850	904	870	940	920
Total noninterest expense	4,063	4,358	4,223	3,916	4,216
Income before provision for income taxes	3,660	2,861	2,426	2,395	1,929
Provision for income taxes	1,013	758	647	654	497
Net income	$2,647	$2,103	$1,779	$1,741	$1,432

Basic earnings per share	$0.45	$0.36	$0.30	$0.30	$0.24
Diluted earnings per share	$0.45	$0.36	$0.30	$0.30	$0.24

Net interest margin as a percentage of
average earning assets	3.58%	3.46%	3.42%	3.48%	3.75%

Average diluted shares outstanding	5,921,603	5,899,490	5,886,304	5,879,219	5,883,576
Shares outstanding-end of period	5,962,466	5,937,529	5,938,009	5,938,009	5,918,375

Operating Ratios (annualized):
Return on average assets	1.21%	0.96%	0.82%	0.85%	0.80%
Return on average equity	11.54%	9.12%	7.79%	7.98%	6.77%
Return on average tangible equity	14.00%	11.10%	9.49%	9.81%	8.38%
Efficiency ratio (fully taxable equivalent)	52.29%	59.49%	59.12%	56.71%	62.96%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses and income taxes to net income.

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2021	2020	2020	2020	2020
Reported net income	$2,647	$2,103	$1,779	$1,741	$1,432
Provision for loan losses	-	35	445	545	495
Provision for income taxes	1,013	758	647	654	497
Pretax, pre-provision income	$3,660	$2,896	$2,871	$2,940	$2,424

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended March 31,	2021			2020
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans	$462,037	$5,604	4.92%	$372,826	$4,675	5.04%
Tax-exempt loans	19,174	233	4.93%	23,496	278	4.76%
Taxable investment securities	297,320	1,515	2.07%	259,592	1,739	2.69%
Tax-exempt investment securities	5,118	41	3.25%	5,445	45	3.32%
Federal funds	-	-	N/A	-	-	N/A
Interest-bearing deposits in banks	30,631	8	0.11%	8,615	34	1.59%
Total earning assets	814,280	7,401	3.69%	669,974	6,771	4.06%
Cash & due from banks	35,124			16,008
Other assets	41,906			40,675
Allowance for loan losses	(6,745)			(5,218)
	$884,565			$721,439

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$266,895	$61	0.09%	$230,222	$204	0.36%
Savings	91,076	6	0.03%	74,530	7	0.04%
Time deposits	74,274	93	0.51%	70,787	229	1.30%
Other borrowings	20,787	62	1.21%	16,978	87	2.06%
Total interest bearing liabilities	453,032	222	0.20%	392,517	527	0.54%
Noninterest bearing demand deposits	326,179			232,562
Other liabilities	12,346			11,282
Total liabilities	791,557			636,361
Shareholders' equity	93,008			85,078
	$884,565			$721,439
Net interest income & margin		$7,179	3.58%		$6,244	3.75%

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717